UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 16, 2009
(Date of report; date of
earliest event reported)

Commission file number: 1-3754

GMAC INC.
(Exact name of registrant as specified in its charter)

Delaware	38-0572512
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

200 Renaissance Center
P.O. Box 200  Detroit, Michigan
48265-2000
(Address of principal executive offices)
(Zip Code)

(866) 710-4623
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 16, 2009, Michael A. Carpenter, currently a director of GMAC Inc. (“GMAC”), was named GMAC’s Chief Executive Officer, effective November 16, 2009.  Mr. Carpenter replaces Alvaro G. de Molina, who announced his resignation as Chief Executive Officer and director of GMAC on November 16, 2009, effective November 16, 2009.

A copy of GMAC’s press release announcing the events described above is attached to this Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

Mr. Carpenter joined the board of directors of GMAC on May 21, 2009, and he has also been a member of GMAC’s Audit Committee and Risk and Compliance Committee since that time.  From May 21, 2009 through November 16, 2009, Mr. Carpenter was entitled to receive a $180,000 annual retainer as a member of the GMAC Board of Directors, a $20,000 annual retainer as a member of the GMAC Audit Committee and a $10,000 annual retainer as a member of the GMAC Risk and Compliance Committee.  During that time, Mr. Carpenter was also entitled to receive additional amounts for special board and committee meetings and was entitled to reimbursement for expenses incurred in conjunction with his duties as a director and committee member.  Mr. Carpenter’s total compensation as an independent director of GMAC for the period May 21, 2009 through September 30, 2009 was $135,750.  Total compensation for the period October 1, 2009 through November 16, 2009 has not yet been finalized, but it is expected to be approximately $45,000.  While Mr. Carpenter will continue to serve as director of GMAC, he has stepped down as a member of the GMAC’s Audit Committee and its Risk and Compliance Committee.  As the Chief Executive Officer of GMAC, Mr. Carpenter will not receive compensation for being a director of GMAC.

Mr. Carpenter’s compensation as Chief Executive Officer has yet to be determined, though it will be consistent with Troubled Asset Relief Program (“TARP”) guidelines and will be subject to approval by the Special Master for TARP Executive Compensation, Kenneth Feinberg.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press release, dated November 16, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GMAC Inc.
(Registrant)

Dated:	November 20, 2009	/S/ David J. DeBrunner
David J. DeBrunner
Vice President, Chief Accounting Officer and Controller

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated November 16, 2009.